Atrion Reports Second Quarter Results

ALLEN, TX -- (Marketwired - July 31, 2013) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2013 diluted earnings per share were up 7% and revenues were up 6% compared to the results for the second quarter of 2012.

Atrion's revenues for the quarter ended June 30, 2013 totaled $32.6 million compared with $30.7 million in the same period in 2012. On a diluted per share basis, earnings for the period increased to $3.22 as compared to $3.02 in the same period of last year. Net income for the second quarter totaled $6.5 million compared to $6.1 million in last year's second quarter.

Commenting on the Company's performance for the 2013 second quarter compared with the same period last year, David A. Battat, President and CEO, said, "As anticipated, sales of ophthalmic products showed a substantial increase in the quarter, with operations returning to full capacity as our customer's inventory adjustment cycle is now fully behind us. Cardiovascular products, and our "other" products category, primarily non-medical valves for the aviation and marine industries, both performed well with each showing a 7% increase in sales. Fluid delivery products were slightly below last year's level reflecting weak markets outside North America where a large share of this business originates." Mr. Battat added, "During the quarter we increased our cash and long and short term investments by $4.2 million after repurchasing 8,762 shares of stock at a cost of $1.9 million." Mr. Battat concluded, "Our commitment to organic growth is reflected in continued increases in spending on Research and Development, and higher depreciation charges for the expanding base of capital equipment needed to support future product introductions. Despite these ongoing increases, we expect double-digit growth in EPS for 2013."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding ongoing increases in spending on Research and Development and in depreciation charges and growth in EPS for 2013. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)

                               Three Months Ended       Six Months Ended
                                    June 30,                June 30,
                             ----------------------  ----------------------
                                2013        2012        2013        2012
                             ----------  ----------  ----------  ----------
Revenues                     $   32,605  $   30,689  $   66,097  $   59,929
Cost of goods sold               16,971      16,016      34,754      31,427
                             ----------  ----------  ----------  ----------
  Gross profit                   15,634      14,673      31,343      28,502
Operating expenses                6,139       5,706      12,448      11,592
                             ----------  ----------  ----------  ----------
  Operating income                9,495       8,967      18,895      16,910

Interest income                     346         359         695         649
Other income                         --          --          --           2
                             ----------  ----------  ----------  ----------
Income before income taxes        9,841       9,326      19,590      17,561
Income tax provision             (3,335)     (3,227)     (6,450)     (6,085)
                             ----------  ----------  ----------  ----------
  Net income                 $    6,506  $    6,099  $   13,140  $   11,476
                             ----------  ----------  ----------  ----------

Income per basic share       $     3.23  $     3.03  $     6.51  $     5.70
                             ----------  ----------  ----------  ----------

Weighted average basic
 shares outstanding               2,015       2,016       2,017       2,015
                             ----------  ----------  ----------  ----------

Income per diluted share     $     3.22  $     3.02  $     6.50  $     5.67
                             ----------  ----------  ----------  ----------

Weighted average diluted
 shares outstanding               2,019       2,019       2,021       2,023
                             ----------  ----------  ----------  ----------

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                       June 30,    Dec. 31,
ASSETS                                                   2013        2012
                                                     ----------- -----------
                                                     (Unaudited)
Current assets:
  Cash and cash equivalents                          $    20,269 $     7,999
  Short-term investments                                  12,574       8,182
                                                     ----------- -----------
    Total cash and short-term investments                 32,843      16,181
  Accounts receivable                                     17,126      13,054
  Inventories                                             25,183      23,779
  Prepaid expenses and other                               2,300       3,110
  Deferred income taxes                                      623         623
                                                     ----------- -----------
    Total current assets                                  78,075      56,747

Long-term investments                                     20,124      28,433

Property, plant and equipment, net                        57,787      59,268
Other assets                                              11,355      11,362
                                                     ----------- -----------

                                                     $   167,341 $   155,810
                                                     ----------- -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                       10,362       7,208
Line of credit                                                --          --
Other non-current liabilities                             13,331      13,774
Stockholders' equity                                     143,648     134,828
                                                     ----------- -----------

                                                     $   167,341 $   155,810
                                                     ----------- -----------

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800